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                         Figgie International, Inc.
                         __________________________

                            Shareholder Concerns
                            ____________________














   Batchelder & Partners, Inc.
   4330 La Jolla Village Drive, Suite 200
   San Diego, California  92122
   Ph: (619) 456-6655   Fax: (619) 456-7969
      December 4, 1996


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                        FIGGIE INTERNATIONAL, INC
                        _________________________

                            The Cost of Delay


 -     $16.38 today is worth more than $16.38 a year from now.

 - Stated differently, $16.38 in value available to investors today has an increasing value over time.

 - Most sophisticated equity investors believe that they can meet or exceed broad equity market returns.

 - The Russell 2000 Index (see Appendix C) is a broad market index that has yielded 15.4% cumulative annualized returns since 1993. (The S&P 500 Index yield for the same period was also over 15%.)

 - The Russell 2000 Index return benchmarks a shareholder's perception of comparable value over time.

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                        FIGGIE INTERNATIONAL, INC
                        _________________________



     The Mounting Hurdle - Assuming Russell 2000 Reinvestment Alternative*

      Future Prices Required to Equatl $16.375 per FIGIA Share at 6/30/96


                    Date               Share Price
                    ____                __________
                   6/30/96               $  16.38
                   11/30/96              $  17.63
                   6/30/97               $  18.99
                   12/31/97              $  20.45









* Assumes that Figgie shareholders reasonably expect a return equal to the 15.4% cumulative annualized return of the Russell 2000 Index (see Appendix
C).
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                        FIGGIE INTERNATIONAL, INC
                        _________________________



             The Mounting Value Loss for Figgie Shareholders

                   Assumes Current Price Holds Constant



                                         $ Millions Loss
                                          _______________


                                    11/30/96    6/30/97    12/31/97
                                    _______________________________


Loss:  Peak Price versus             $  71       $  71      $  71
       Current Price

Value Loss Due to Delay              $  15       $  36      $   57
                                     ______________________________


Total Loss                           $  86       $ 108      $  128
                                     ______________________________
                                     ______________________________


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                        FIGGIE INTERNATIONAL, INC.
                        __________________________

                             Our Conclusions


 - Figgie shareholders have suffered significantly from the failure to execute the value-enhancing strategy adopted earlier this year.

 - Operation as a conglomerate is not likely to yield shareholder value in the forseeable future that equates to the comparable peak market price for Figgie Common A shares achieved earlier this year.

 - Continuing delays cost shareholders and increase the hurdle for delivery of comparable value by the Board of Directors.
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                        FIGGIE INTERNATIONAL, INC.
                        __________________________

                               Alternatives





 - Stay the course with three disparate operating units, following a strategy that many believe hinges on the possibility of disposing of Snorkel and building the Company around Scott.



 - Consider other restructuring alternatives to enhance shareholder value that are within the Board's capability to execute.
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                        FIGGIE INTERNATIONAL, INC.
                        ___________________________

                         Risks of "Stay the Course"



 -     Continuing risk to businesses.



 -     Possibility of cyclical downturns.

       - Loss of one-half of Snorkel's contribution to earnings could be expected to reduce shareholder value by an additional $100 million plus. (See Appendix B)



 -     Delays raise the Board's value hurdle.
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                        FIGGIE INTERNATIONAL, INC.
                        ___________________________

                      Other Restructuring Alternatives

 -     We have reviewed several alternatives with management.

     - We accept that divestitures of Snorkel and Interstate were not achieved.

     -     We believe that Scott's value can be enhanced.

 -     We believe the most logical alternative at this point may be:

     - Spin-off of 80% of Scott to shareholders and sale of 20% to the public via an IPO. Scott would carry $75 million of Figgie's debt.

     - Allocate contingent liabilities among the business units as appropriate to balance legal and economic interests.

     - Utilize a tax efficient structure that preserves NOL's for offset against future divestiture proceeds.

     - Spin-off to shareholders or divest Interstate as soon as feasible.

     -     Realize other assets as soon as feasible.

     - Operate Snorkel unless an attractive divestiture opportunity arises.

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                        FIGGIE INTERNATIONAL, INC.
                        ___________________________

                                  Summary


 - The Board's continuing delay in realizing value is damaging shareholders.

 - We have outlined one of possibly several alternatives to enhance shareholder value.

     - Discussions with management have not revealed reasons why this alternative is not feasible.
     - Management has not articulated to shareholders why the present course should be expected to yield value in excess of this alternative.

 - Our discussions with equity market experts give us a high degree of confidence that the "Restructure Case" shareholder value is achievable.

 - We offer to work constructively with management and the Board to ensure timely execution of an appropriate restructuring strategy.